Exhibit 99.1

Arq Reports Fourth Quarter & Full Year 2023 Results
Q4 2023 revenues from foundational Powder Activated Carbon business increase 20% YoY while gross margin improves to 50%, generating Adjusted EBITDA of $7.2 million and Net Income of $3.3 million, while Granular Activated Carbon growth business remains on schedule for commissioning by Q4 2024
GREENWOOD VILLAGE, Colo., March 12, 2024 - GlobeNewswire - Arq, Inc. (NASDAQ: ARQ) (the "Company" or "Arq"), a producer of activated carbon and other environmentally efficient carbon products for use in purification and sustainable materials, today announced its financial and operating results for the fourth quarter and full year ended December 31, 2023.
Financial Highlights
•Achieved positive net income of $3.3 million in Q4 2023, reflecting the first positive net income quarter since Q4 2021.
•Increased revenue to $28.1 million in Q4 2023, reflecting growth of 20% over the prior year period, driven by higher average selling prices, positive changes in product mix and $4.7 million of take-or-pay revenue, partially offset by natural gas pricing impacts to volume.
•Improved gross margin to 50% in Q4 2023, due to higher revenue, as well as continued focus on profitability over volume, cost management, and take-or-pay revenue.
•Achieved Q4 2023 Adjusted EBITDA of $7.2 million, reflecting the second consecutive quarter of positive Adjusted EBITDA (Q3 2023 Adjusted EBITDA of $0.9 million)(1).
•Exited 2023 with cash and restricted cash of $54.2 million.
•Capex for full year 2024 forecasted to be $55-60 million with Red River Phase 1 capex expected to be $45-50 million. Expected to be funded with cash on hand, cash generation, ongoing cost reduction initiatives, potential customer prepayments for GAC contracts, and a planned refinancing and potential expansion of our term loan.
(1) Adjusted EBITDA is a non-GAAP financial measure. Please refer to the paragraph titled “Non-GAAP Measures” for the definitions of non-GAAP financial measures.
Recent Business Highlights
•Completed corporate rebrand and commenced trading under the new Nasdaq ticker "ARQ", reflecting strategic expansion and evolution to a leading North American environmental technology company.
•Further optimized Powder Activated Carbon ("PAC") portfolio by prioritizing profitability over volume, managing costs, improving product mix, and eliminating unfavorable contracts. Achieved positive PAC portfolio cash flow in Q4 2023.
•Continued development of the Corbin facility to optimize for GAC feedstock at Red River; remains on time and within budget, with commissioning activities beginning imminently and expected to conclude in Q2 2024
•Continued strategic expansion of Red River Granular Activated Carbon ("GAC") facility; construction commenced in October 2023 and commissioning targeted for Q4 2024.
•Entered into a framework for a definitive supply agreement with LSR Materials to serve the growing European water purification and filtration market, focusing on PFAS ("Forever Chemicals") and micropollutants in wastewater.
"We capped off 2023 with strong momentum and are very pleased with the steps we have taken and continue to take to further improve our foundational PAC business," said Robert Rasmus, CEO of Arq. "We delivered fourth quarter results that clearly evidence the improving profitability of our existing business. We grew revenue by 20%, nearly doubled our gross margins to 50%, generated positive cash flow from our PAC business, and achieved positive net income for the first time in 8 quarters. We recently marked the one-year anniversary of our Arq acquisition by completing a corporate rebrand that reflects our transformation to a leading environmental technology company."
Rasmus continued, “We continue to make good progress in executing our high-return strategic growth projects focused on the robust and growing GAC market. The primary focus is completing the optimization at our Corbin facility to produce cost-effective feedstock for Red River in Q2 2024, and commissioning our 25 million pounds per year GAC expansion at our Red River facility in Q4 2024. We are encouraged by our ongoing conversations with potential GAC customers, and continue to see strong demand for our high-performance environmentally responsible granular products, with sales contracts expected well in advance of first production. The global GAC market remains robust, driven by a variety of factors including continued focus on remediation, and further evidenced by EPA's recent update regarding its targeted PFAS regulations."
Rasmus added, "While the timing to complete our Red River Phase 1 facility expansion remains on track, the cost to complete the expansion has increased versus our original forecast. The increase was driven by higher construction costs, increased equipment costs and engineering fees, completion schedule acceleration, and inaccurate estimate inputs provided by third party consultants. Despite this increase, we remain in a position to fund the project from cash on hand, cash generation, ongoing cost reduction initiatives, potential customer prepayments for GAC contracts, and a planned refinancing and potential expansion of our term loan - and importantly, we have no plans to issue equity. Despite the cost increases, the project's investment economics remain attractive, as we expect we will achieve investment payback in 3 years or less, while generating long-term stakeholder value."
Fourth Quarter 2023 Results
Revenues totaled $28.1 million for the fourth quarter of 2023, reflecting an increase of 20% compared to $23.4 million in the prior year period. The improvements in revenue were driven by higher average selling prices, positive changes in product mix, and take-or-pay revenue.
Cost of revenues totaled $14.1 million for the fourth quarter of 2023, compared to $17.5 million in the prior year period.
Gross margin was 49.8% for the fourth quarter of 2023, compared to 25.4% in the prior year period. The increase in gross margin during the quarter was driven by continued focus on profitability over volume, cost management, positive changes in product mix, and take-or-pay revenue.
Other operating expenses totaled $10.9 million for the fourth quarter of 2023, compared to $9.3 million in the prior year period. The increase was mainly driven by higher payroll and benefits expense, as well as higher general and administrative expenses associated with the acquisition of substantially all of the subsidiaries of Arq Limited.
Operating income was $3.1 million for the fourth quarter of 2023, compared to an operating loss of $3.4 million in the prior year period. The improvement was mainly driven by improved gross margin due to the aforementioned factors.
Interest expense was $0.9 million for the fourth quarter of 2023, compared to $0.1 million in the prior year period. The increase was primarily driven by incremental interest expense on the Company’s $10.0 million term loan entered into in conjunction with the legacy Arq acquisition completed in February 2023.
Income tax expenses were $0.2 million in the fourth quarter of 2023, compared to $0.2 million in the prior year period.
Net income was $3.3 million, or $0.10 per diluted share in the fourth quarter of 2023, compared to a net loss of $3.2 million, or $0.17 per diluted share, in the prior year period. The improvement was driven by higher operating income associated with gross margin expansion, and the quarterly performance reflected the first period of positive net income since the fourth quarter of 2021.
Adjusted EBITDA was $7.2 million for the fourth quarter of 2023, compared to Adjusted EBITDA loss of $1.2 million in the prior year period. The improvement was driven by continued focus on profitability over volume, cost management, positive changes in product mix, and take-or-pay revenue.
See note below regarding the use of the Non-GAAP financial measure Adjusted EBITDA and a reconciliation to the most comparable GAAP financial measure.
Capex & Balance Sheet
Capital expenditures totaled $27.5 million for full year 2023, compared to $8.9 million in the prior year. The increase was driven by ongoing strategic growth projects, as well as higher spending associated with the scheduled turnaround.
Cash as of December 31, 2023, including $8.8 million of restricted cash, totaled $54.2 million, compared to $76.4 million as of the prior year period. The reduction in cash on hand was primarily driven by ongoing capital expenditures associated with the strategic expansion of Red River and Corbin facilities.
Total debt, inclusive of financing leases, as of December 31, 2023, totaled $20.9 million compared to $4.6 million as of the prior year period. The increase was driven by the $10.0 million term loan entered into in conjunction with the legacy Arq acquisition completed in February 2023 as well as the assumption of legacy Arq's loan.
Red River Update & 2024 Capex Forecast
Capital expenditures for full year 2024 are expected to total $55-60 million with Red River Phase 1 capital expenditures expected to be $45-50 million.
The latest capital expenditures forecast for Red River Phase 1 reflects a midpoint increase of approximately 36% versus the Company's previous forecast provided in January 2024.
Of this increase, approximately 45% is due to more accurately accounting for inflation in construction costs, and the impact of shifting to a 6-day accelerated workweek. Approximately 45% is due to increased equipment costs, associated with design changes that will drive greater efficiency and volumes, and correcting for inaccurate estimate inputs previously provided by third party consultants. The remaining approximately 10% is due to various items including engineering fees.
Despite the increase for the Red River expansion, Arq management believes project economics remain attractive, with an expected investment payback of 3 years or less. Construction of the Red River GAC facility began in October 2023, and commissioning is expected by the fourth quarter of 2024.
Capital expenditures for full year 2024 are expected to be funded with cash on hand, cash generation, ongoing cost reduction initiatives, potential customer prepayments for GAC contracts, and a planned refinancing and potential expansion of our term loan.
Full Year 2023 Results
Revenues totaled $99.2 million for full year 2023, compared to $103.0 million in the prior year. The revenue decline was primarily driven by lower sales of products due to lower natural gas prices which negatively impacted power generation customers, partially offset by higher average selling prices, positive changes in product mix, and take-or-pay revenue.
Cost of revenues totaled $67.3 million for full year 2023, compared to $80.5 million in the prior year.
Gross margin was 32.1% for full year 2023, compared to 21.9% in the prior year. The increase was driven by higher average selling prices, positive changes in product mix, and take-or-pay revenue, partially offset by lower volumes.
Other operating expenses were $45.2 million for full year 2023, compared to $34.6 million in the prior year. The increase was mainly driven by higher payroll and benefits expense, combined with higher G&A expenses associated with the acquisition of substantially all of the subsidiaries of Arq Limited.
Operating loss totaled $13.3 million for full year 2023, compared to an operating loss of $12.1 million in the prior year. The decline was mainly driven by lower revenues resulting from the aforementioned factors, along with higher operating expenses.
Interest expense was $3.0 million for full year 2023, compared to $0.3 million in the prior year. The increase was primarily driven by incremental interest expense on the Company’s $10.0 million term loan entered into in conjunction with the legacy Arq acquisition completed in February 2023.
Income tax expenses were $0.2 million for full year 2023, compared to $0.2 million in the prior year.
Net loss was $12.2 million, or $0.42 per diluted share for full year 2023, compared to net loss of $8.9 million, or $0.48 per diluted share in the prior year. The decline was driven by lower revenue and higher operating expenses.
Adjusted EBITDA loss was $2.6 million for full year 2023, compared to Adjusted EBITDA of $1.3 million in the prior year. The decline was mainly driven by higher operating costs, which included $4.9 million of one-time transaction and integration costs related to the legacy Arq acquisition, as well as $1.7 million of severance expense for three former executives. See note below regarding the use of the non-GAAP financial measure Adjusted EBITDA and a reconciliation to the most comparable GAAP financial measure.
Conference Call and Webcast Information
Arq has scheduled a conference call to begin at 9:00 a.m. Eastern Time on Wednesday, March 13, 2024. The conference call webcast information will be available via the Investor Resources section of Arq's website at www.arq.com. A supplemental investor presentation will be available on the Company's Investor Resources section of the website prior to the start of the conference call.
Individuals wishing to join the call may dial (877) 407-0890 (Domestic) or +1 (201) 389-0918 (International) or may join by webcast at https://www.webcast-eqs.com/arq031324.
A telephonic replay of the call will be available by dialing (877) 660-6853 (Domestic) or +1 (201) 612-7415 (International) and providing the access ID 13744701. The replay will be available until Wednesday, March 20, 2024.
About Arq
Arq (NASDAQ: ARQ) is a diversified, environmental technology company with products that enable a cleaner and safer planet while actively reducing our environmental impact. As the only vertically integrated producer of activated carbon products in North America, we deliver a reliable domestic supply of innovative, hard-to-source, high-demand products. We apply our extensive expertise to develop groundbreaking solutions to remove harmful chemicals and pollutants from water, land and air. Learn more at: www.arq.com.
Caution on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. When used in this press release, the words “can,” “will,” "may," “intends,” “expects,” "continuing," “believes,” similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. All statements that address activities, events or developments that the Company intends, expects or believes may occur in the future are forward-looking statements. These forward-looking statements include, but are not limited to, statements or expectations regarding: business strategy, expectations about future demand and pricing for our PAC and GAC products and our ability to enter into new markets, the ability to successfully integrate legacy Arq's business and effectively utilize legacy Arq’s products and technology, the estimated costs and timing associated with potential capital improvements at our facilities, financing sources for such projects and potential production outputs thereafter, expected market supply of GAC products and the cost savings and environmental benefits of our GAC products, and the timing and scope of future regulatory developments and the related impact of such on the demand for our products. These forward-looking statements involve risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to, the Company’s ability to maintain relationships with customers, suppliers and others with whom it does business and meet supply requirements, or its results of operations and business generally; risks related to diverting management’s attention from the Company’s ongoing business operations; changes in construction costs or availability of construction materials; our inability to effectively manage construction and startup of the Red River GAC Facility or Corbin Facility; our inability to ramp up our operations to effectively address recent and expected growth in our business; the timing and cost of capital expenditures and the resultant impact to our liquidity and cash flows; our inability to obtain required financing or obtain financing on terms that are favorable to us; the ability to meet Nasdaq’s listing standards following the consummation of the Transaction; opportunities for additional sales of our activated carbon products and end-market diversification; the Company’s ability to meet customer supply requirements; the rate of coal-fired power generation in the United States; timing and scope of new and pending regulations and any legal challenges to or extensions of compliance dates of them; impact of competition; availability, cost of and demand for alternative energy sources and other technologies; technical, start up and operational difficulties; competition within the industries in which the Company operates; loss of key personnel; ongoing effects of the inflation and macroeconomic uncertainty, including from the ongoing pandemic and armed conflicts around the world, and such uncertainty's effect on market demand and input costs, as well as other factors relating to our business, as described in our filings with the SEC, with particular emphasis on the risk factor disclosures contained in those filings. You are cautioned not to place undue reliance on the forward-looking statements and to consult filings we have made and will make with the SEC for additional discussion concerning risks and uncertainties that may apply to our business and the ownership of our securities. In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth in this press release. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise. The forward-looking statements speak only as to the date of this press release.
Source: Arq, Inc.
Investor Contact:
Anthony Nathan, Arq
Marc Silverberg, ICR
investors@arq.com

Arq, Inc. and Subsidiaries
Consolidated Balance Sheets

	As of December 31,
(in thousands, except share data)	2023	2022
ASSETS
Current assets:
Cash	$45,361	$66,432
Receivables, net	16,192	13,864
Inventories, net	19,693	17,828
Prepaid expenses and other current assets	5,215	7,538
Total current assets	86,461	105,662
Restricted cash, long-term	8,792	10,000
Property, plant and equipment, net of accumulated depreciation of $19,293 and $11,897, respectively	94,649	34,855
Other long-term assets, net	45,600	30,647
Total Assets	$235,502	$181,164
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$14,603	$16,108
Current portion of long-term debt	2,653	1,131
Other current liabilities	5,792	6,645
Total current liabilities	23,048	23,884
Long-term debt, net of current portion	18,274	3,450
Other long-term liabilities	15,780	13,851
Total Liabilities	57,102	41,185
Commitments and contingencies (Note 8)
Stockholders’ equity:
Preferred stock: par value of $.001 per share, 50,000,000 shares authorized, none outstanding	—	—
Common stock: par value of $.001 per share, 100,000,000 shares authorized, 37,791,084 and 23,788,319 shares issued and 33,172,938 and 19,170,173 shares outstanding at December 31, 2023 and 2022, respectively	38	24
Treasury stock, at cost: 4,618,146 and 4,618,146 shares as of December 31, 2023 and 2022, respectively	(47,692)	(47,692)
Additional paid-in capital	154,511	103,698
Retained earnings	71,543	83,949
Total stockholders’ equity	178,400	139,979
Total Liabilities and Stockholders’ equity	$235,502	$181,164

Arq, Inc. and Subsidiaries
Consolidated Statements of Operations

	Three Months Ended December 31,		Years Ended December 31,
(in thousands, except per share data)	2023	2022	2023	2022
	(unaudited)
Revenue:
Consumables	$28,104	$23,409	$99,183	$102,987
Total revenue	28,104	23,409	99,183	102,987
Operating expenses:
Consumables cost of revenue, exclusive of depreciation and amortization	14,105	17,473	67,323	80,465
Payroll and benefits	2,672	3,082	15,154	10,540
Legal and professional fees	1,528	2,060	9,588	9,455
General and administrative	3,464	2,483	12,641	8,145
Depreciation, amortization, depletion and accretion	3,267	1,651	10,543	6,416
Gain on sale of Marshall Mine, LLC	—	—	(2,695)	—
Other	(36)	34	(36)	34
Total operating expenses	25,000	26,783	112,518	115,055
Operating income (loss)	3,104	(3,374)	(13,335)	(12,068)
Other income, net:
Earnings from equity method investments	111	319	1,623	3,541
Interest expense	(859)	(77)	(3,014)	(336)
Other	1,120	174	2,630	155
Total other income, net	372	416	1,239	3,360
Gain (loss) before income tax expense	3,476	(2,958)	(12,096)	(8,708)
Income tax expense	186	209	153	209
Net income (loss)	$3,290	$(3,167)	$(12,249)	$(8,917)
Income (loss) per common share:
Basic	$0.10	$(0.17)	$(0.42)	$(0.48)
Diluted	$0.10	$(0.17)	$(0.42)	$(0.48)
Weighted-average number of common shares outstanding:
Basic	32,367	18,506	29,104	18,453
Diluted	32,952	18,506	29,104	18,453

Arq, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Years Ended December 31,
(in thousands)	2023	2022
Cash flows from operating activities
Net loss	$(12,249)	$(8,917)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, amortization, depletion and accretion	10,543	6,416
Operating lease expense	2,757	2,709
Gain on sale of Marshall Mine, LLC	(2,695)	—
Stock-based compensation expense	2,648	1,981
Earnings from equity method investments	(1,623)	(3,541)
Amortization of debt discount and debt issuance costs	546	—
Other non-cash items, net	(111)	530
Changes in operating assets and liabilities:
Receivables and related party receivables	(2,264)	1,169
Prepaid expenses and other current assets	4,777	(876)
Inventories, net	(2,571)	(9,686)
Other long-term assets, net	(4,762)	245
Accounts payable and accrued expenses	(12,061)	(911)
Other current liabilities	(184)	1,008
Operating lease liabilities	(168)	1,521
Other long-term liabilities	764	(6)
Distributions from equity method investees, return on investment	—	2,297
Net cash used in operating activities	(16,653)	(6,061)
Cash flows from investing activities
Acquisition of property, equipment and intangible assets, net	(27,516)	(8,914)
Mine development costs	(2,690)	(583)
Cash and restricted cash acquired in acquisition of business	2,225	—
Payment for disposal of Marshall Mine, LLC	(2,177)	—
Distributions from equity method investees in excess of cumulative earnings	1,623	3,636
Proceeds from sale of property and equipment	—	1,253
Net cash used in investing activities	$(28,535)	$(4,608)

	Years Ended December 31,
(in thousands)	2023	2022
Cash flows from financing activities
Net proceeds from common stock issuance	$15,220	$—
Net proceeds from CFG Loan, related party, net of discount and issuance costs	8,522	—
Principal payments on finance lease obligations	(1,130)	(1,246)
Net proceeds from common stock issuance, related party	1,000	—
Principal payments on Arq Loan	(473)	—
Repurchase of shares to satisfy tax withholdings	(230)	(388)
Dividends paid	—	(45)
Net cash provided by (used in) financing activities	22,909	(1,679)
Decrease in Cash and Restricted Cash	(22,279)	(12,348)
Cash and Restricted Cash, beginning of year	76,432	88,780
Cash and Restricted Cash, end of year	$54,153	$76,432
Supplemental disclosure of cash flow information:
Cash paid for interest	$1,727	$334
Cash (received) paid for income taxes	$(1,697)	$3
Supplemental disclosure of non-cash investing and financing activities:
Equity issued as consideration for acquisition of business	$31,206	$—
Change in accrued purchases for property and equipment	$914	$532
Paid-in-kind dividend on Series A Preferred Stock	$157	$—
Acquisition of property and equipment under finance lease	$—	$1,641

Non-GAAP Financial Measures
This press release presents certain supplemental financial measures, including EBITDA and Adjusted EBITDA, which are measurements that are not calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). EBITDA is defined as earnings before interest, taxes, depreciation and amortization, and Adjusted EBITDA is defined as EBITDA reduced by the non-cash impact of equity earnings from equity method investments and gain on sale of the Marshall Mine, increased by cash distributions from equity method investments, loss on early settlement of a long-term receivable and loss on change in estimate, asset retirement obligations. EBITDA and Adjusted EBITDA should be considered in addition to, and not as a substitute for, net income in accordance with GAAP as a measure of performance. See below for a reconciliation from Net income, the nearest GAAP financial measure, to EBITDA and Adjusted EBITDA.
The Company believes that the EBITDA and Adjusted EBITDA measures are less susceptible to variances that affect the Company's operating performance. The Company includes these non-GAAP measures because management uses them in the evaluation of the Company's operating performance and believes they help to facilitate comparison of operating results between periods. The Company believes the non-GAAP measures provide useful information to both management and users of the financial statements by excluding certain expenses, gains, and losses which can vary widely across different industries or among companies within the same industry and may not be indicative of core operating results and business outlook.

Arq, Inc. and Subsidiaries
Reconciliation of Net (loss) income to EBITDA (EBITDA Loss) and Adjusted EBITDA (EBITDA Loss)

	Three Months Ended			Years Ended
	September 30,	December 31,		December 31,
(in thousands)	2023	2023	2022	2023	2022
Net (loss) income	$(2,175)	$3,290	$(3,167)	$(12,249)	$(8,917)
Depreciation, amortization, depletion and accretion	2,711	3,267	1,651	10,543	6,416
Amortization of Upfront Customer Consideration	127	127	127	508	508
Interest expense (income), net	224	346	(66)	1,168	97
Income tax expense	—	186	209	153	209
EBITDA (EBITDA Loss)	887	7,216	(1,246)	123	(1,687)
Cash distributions from equity method investees	412	111	320	1,623	5,933
Equity earnings	(412)	(111)	(319)	(1,623)	(3,541)
Gain on sale of Marshall Mine, LLC	—	—	—	(2,695)	—
(Gain) loss on change in estimate, asset retirement obligation	—	(37)	—	(37)	34
Loss on early settlement of an account receivable	—	—	—	—	535
Adjusted EBITDA (EBITDA loss)	$887	$7,179	$(1,245)	$(2,609)	$1,274